EXHIBIT 10.4

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”).**

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”) is entered into effective as of May 1, 2013 (the “Effective Date”), by and between Smart Online, Inc., a Delaware corporation with its principal offices located at 4505 Emperor Boulevard, Suite 320, Durham, NC 27703 (“Smart Online” or the “Company”), and Entre-Strat Consulting, LLC, a Georgia limited liability company with its principal address, at P.O. Box 751, Rome, Georgia 30162 (“ES Consulting”). Each of Smart Online and ES Consulting may be referred to herein individually as, a “Party,” and collectively as, the “Parties”.

BACKGROUND

A.           ES Consulting and its affiliates provide clients with various consulting services.

B.           Each of Smart Online and ES Consulting desires to enter into this Agreement pursuant to which ES Consulting will perform the Services (as defined below) for Smart Online

NOW, THEREFORE, in consideration of the foregoing and of the Parties’ mutual covenants and agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, hereby cancel the previous agreement between them dated September 11, 2012, effective the Effective Date, and now agree as follows:

AGREEMENT

1. Services.

a. During the Term (as defined below), Smart Online hereby engages ES Consulting as an independent contractor, and ES Consulting hereby accepts such engagement, to provide consulting service (“Consulting Services”) as described in Exhibit A and business development services (sales, resale, merger and/or acquisition) (“BD Services”) as described in Exhibit B attached hereto, and such other services as may be agreed upon by each of Smart Online and ES Consulting from time to time (jointly referred to as the “Services”), and BD Services subject to representation terms described in Exhibit C (“Representation Terms”).

b. Smart Online hereby agrees the Services may be performed by members of ES Consulting, its partners, affiliates, contacts or other parties available to ES Consulting (“Consultants”). Further, Consultants shall devote such time to the Consultants’ performance of the Consulting Services not to exceed a cumulative of THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION per month unless the Parties otherwise agree in writing. Consultants shall devote such time to the Consultants’ performance of the BD Services as ES Consulting deems appropriate.

c. Smart Online shall provide ES Consulting and the Consultants with reasonable access to Smart Online’s technology, personnel and other resources, as may be reasonably required in connection with such performance. To the extent that the Consultants are required to utilize any software not owned by ES Consulting in performing the Services, ES Consulting agrees the Consultants shall comply with all applicable laws and licenses.

d. ES Consulting shall be allowed to provide all services listed herein to Smart Online’s current and potential customers, partners, resellers, or other such parties during the term and post termination of this agreement, at no cost to Smart Online, unless Smart Online requests or contracts ES Consulting for such services to be provided to parties defined here in Section 1 e, in an effort to further broaden Smart Online’s market penetration and for other appropriate business goals.

2. Payment for Services.

a. As consideration for ES Consulting’s performance of the Services, during the Term, Smart Online shall pay ES Consulting, and ES Consulting shall accept as consideration from Smart Online for consulting services, a monthly fee equal to $5,000 payable in advance commencing on the Effective Date and in advance of each monthly period; provided, however, that Smart Online’s board of directors (excluding any member of such board affiliated with ES Consulting) or management may increase such fee from time to time. If ES Consulting provides more than THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION of Services in a calendar month at the request of Smart Online, Smart Online will compensate ES Consulting at the rate of THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION for each hour in excess of THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION. If Smart Online’s need for additional hours is emergent in nature and ES Consulting must reschedule other projects or activities, Smart Online will compensate ES Consulting at the rate of THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION. Nothing herein shall guarantee or require that ES Consulting shall be available for additional hours. As a condition to Smart Online’s payment obligations set forth herein, ES Consulting must deliver to Smart Online a written invoice describing the amounts then due. ES Consulting should obtain prior written consent from Smart Online for the additional hours and failing to do so will not oblige Smart Online to compensate ES Consulting for the unapproved additional hours.

b. for business development services (“BD Services”), a commission fee or M&A professional services fee as defined in Exhibit B attached hereto;

c. a quarterly Intellectual Property Bonus (as defined in Exhibit D attached hereto) payable on the 15th of the month immediately after the close of each calendar quarter as set forth in Exhibit D;

d. The foregoing is in addition to any fees and compensation necessary for Robert Brinson’s service as a member of Smart Online’s board of directors, for so long as Robert Brinson continues to serve as a member of Smart Online’s board of directors.

3. Reimbursement for Expenses.

Smart Online will reimburse ES Consulting for reasonable out-of-pocket business expenses incurred by ES Consulting in connection with its performance of the Services subject to the following conditions: (i) travel-related expenses (including car rentals, accommodations and meals), other than those subsequently agreed by the Parties to be urgent, emergency, or otherwise extraordinary, must be approved in an advance writing by the person designated by Smart Online; (ii) all requests for expense reimbursement must be submitted to Smart Online in accordance with Smart Online’s standard policies and procedures therefor; (iii) each expense for which ES Consulting requests reimbursement must be set forth in an invoice as a separate line item with a reasonable description of the nature of the expense; and (iv) ES Consulting must submit to Smart Online supporting documentation for all expenses. Smart Online will pay all valid and undisputed invoices for expenses accompanied by supporting documentation within ten (10) days after Smart Online’s receipt thereof For purposes of avoiding doubt, “reasonable out-of-pocket, business expenses” do not include a daily per diem or reimbursement for any meal unless such meal is directly related to ES Consulting’s performance of the Services.

4. Relationship of the Parties; Taxes.

a. ES Consulting hereby acknowledges and agrees that neither it nor Consultants are an employee, representative or agent of Smart Online except to the extent of the agency relationship expressly set forth herein. ES Consulting will be classified as an independent contractor for certain federal and state legal and tax purposes. Accordingly, Smart Online will not pay or report federal, state or local income tax withholdings, social security taxes or unemployment insurance taxes (FICA and FUTA) with respect to ES Consulting or the Consultants, all of which will be ES Consulting’s sole responsibility. Other than as set forth in this Agreement, ES Consulting will not be entitled to any benefits of any kind or nature from Smart Online (such as health or disability insurance, retirement benefits or any other welfare or pension benefits under any plans or programs of Smart Online), all of which will be the sole responsibility of ES Consulting.

b. ES Consulting will be responsible solely for payment of all wages or other compensation to the Consultants; the provision of benefits thereto; payment, withholding and transmittal of payroll and other applicable taxes; payment of unemployment insurance contributions; provision of workers’ compensation insurance; and administration of unemployment and workers’ compensation claims involving the Consultants.

c. Smart Online expressly authorizes ES Consulting (and the Consultants through ES Consulting) to act as Smart Online’s limited agent in connection with its performance of the Services.

5. Term; Termination.

a. The term of this Agreement will commence on the Effective Date and will continue for a period of one (1) year unless earlier terminated pursuant to this Section 5 (the “Initial Term”). Upon the expiration of the Initial Term or any Renewal Term (as defined herein), this Agreement will automatically renew for additional one (1)-year terms (each, a “Renewal Term”) until earlier terminated pursuant to this Section 5 (the Initial Term and each Renewal Term, together, the “Term”).

b. At any time, a Party may terminate this Agreement without Cause (as defined below), by providing the other Party with thirty (30) days’ prior written notice of its intention to so terminate.

c. This Agreement may be terminated immediately upon the mutual written consent of the Parties.

d. In the event of termination all fees and/or expenses due shall be paid.

e. In the event of termination, commissions and M&A professional services fees shall survive for the life of such customer but shall be limited to a maximum of twenty four (24) months after termination date.

6. Confidentiality.

At all times, each Party shall: (i) not copy, disclose to third parties, or use the other Party’s Confidential Information for any purpose other than for the performance of its obligations under this Agreement; and (ii) protect the other Party’s Confidential Information with the same degree of care it exercises to protect its own Confidential Information (but in any event, with no less than a reasonable degree of care) to prevent the unauthorized, negligent, or inadvertent use, disclosure, or publication thereof. For purposes hereof, “Confidential Information” shall mean any proprietary or not publicly available information disclosed or provided by or on behalf of a Party that reasonably should be understood to be confidential or proprietary in light of the circumstances of such disclosure or provision. Confidential Information shall not include any information which: (A) was known to the receiving Party before such information was disclosed to, or obtained by, such receiving Party, as evidenced by such receiving Party’s prior written records; (B) is or later becomes publicly known through no wrongful act of either Party; or (C) is received without restriction with respect to use or disclosure by the receiving Party from a third party not known by such receiving Party to be the subject of a confidentiality obligation with the other Party and without violation of applicable law. If a Party is required by order or other requirement of a court, administrative agency, or other governmental body or applicable law, to disclose the other Party’s Confidential Information, it may comply with such requirement provided that, in such event, such Party provides the disclosing Party with prompt written notice of such required disclosure, to the extent permitted under applicable law, and reasonable assistance in obtaining an appropriate injunction or protective order. Upon the earlier to occur of a Party’s request or the expiration or termination of this Agreement, each Party shall return or destroy, as instructed by the other Party, all of such other Party’s Confidential Information.

7. Intellectual Property Ownership.

For purposes hereof, “Works” means, but not limited to, works of authorship, inventions, discoveries, compositions of matter, formulas, techniques, processes, concepts, designs, sketches, schematics, configurations, schedules, costs, pricing information, reports, research, studies, findings, business and market plans, customer or affiliate lists or any combinations thereof, including moral rights thereto, whether or not they may be patentable or subject to copyright, trademark or trade secret protection, learned, made or conceived by ES Consulting (or the Consultants), alone or in conjunction with others, during its performance of the Services that relate to the Scope of Business; and “Scope of Business” means the development of the Smart Online mobile and web application building, configuration, deployment and management platform.

a. ES Consulting agrees Smart Online shall own all right, title and interest in and to any and all Works. ES Consulting expressly acknowledges that all aspects of the Works are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (hereinafter the “Act”), and that Smart Online is to be the “author” within the meaning of the Act. In connection with the foregoing assignment, ES Consulting hereby agrees to execute and deliver all documents requested by Smart Online in connection with its registration and enforcement of all patents, copyrights and other intellectual property rights and protections in any and all countries, without further consideration. In the event that Smart Online is unable for any reason, after reasonable effort, to secure ES Consulting’s authorized representative’s signature on any document needed in connection with the actions specified in this Section 7(a), or to otherwise perfect in Smart Online the entire right, title, and interest in and to the patent application and related inventions, ES Consulting hereby irrevocably designates and appoints Smart Online and its duly authorized officers and agents as ES Consulting’s agent and attorney-in-fact, to act for and in ES Consulting’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this assignment with the same legal force and effect as if executed by ES Consulting’s authorized representative.

b. Notwithstanding Section 7(a) above, intellectual property which ES Consulting developed prior to the Term or outside of the scope of Consulting Services will not be considered Works.

c. Smart Online agrees that the professional and personal contacts (individuals and entities) and relationships of ES Consulting and its affiliates (individually and collectively, the “ESC Network”) are uniquely valuable, proprietary and confidential and that Smart Online shall not, directly or indirectly, without the prior express written consent of ES Consulting through a supplemental agreement that provides adequate consideration and protections to ES Consulting: 1) approach, communicate with or otherwise interact with previously identified ESC Network or 2) use information about ESC Network, gained through Company’s relationship with ES Consulting or Consultants, in Company’s or Company’s subsidiaries’, assigns’, successors, affiliates’, agents’, resellers’, partners’ or other affiliated entities’ own business development and sales efforts, marketing or operations.

8. Specific Performance.

Each Party hereby acknowledges and agrees that the terms, conditions and restrictions set forth in Sections 6 and 7 hereof are reasonably necessary for the protection of the other Party’s business and goodwill, and that any breach or threatened breach by such Party of any of such terms, conditions and restrictions may cause such other Party substantial and irreparable harm for which monetary damages alone may not be adequate; and accordingly, that in the event of such a breach or threatened breach, the aggrieved Party shall have the right to seek immediate injunctive relief and/or specific performance, in addition to any other remedies available at law or in equity.

9. Representations and Warranties.

Each Party represents and warrants to the other Party that: (i) its performance under the Agreement will not violate any applicable law; (ii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (iii) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and (iv) this Agreement has been duly executed by an authorized representative and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound.

10. Indemnification.

Each Party (in such case, the “Indemnifying Party”) will indemnify, defend and hold harmless the other Party and its officers, directors, managers, stockholders, employees, agents, representatives, successors and assigns (each, an “Indemnified Party”) from and against each and every third party demand, claim, loss, liability, or damage of any kind, including reasonable attorneys’ fees, that any Indemnified Party may incur by reason of, or arising out of: (i) a material breach of this Agreement or of any representation, warranty or covenant made herein by the Indemnifying Party; or (ii) the gross negligence or willful misconduct of the Indemnifying Party.

11. Limitation of Liability.

In no event will either Party be liable to the other Party for any special, indirect, incidental, exemplary, consequential or punitive damages arising from or related to this Agreement, including, but not limited to, damages for loss of profits, even if such Party has been advised of the possibility of such loss or damages. Further, in no event will either Party’s cumulative liability to the other Party for claims, losses or damages of any kind, whether based on contract, tort, negligence, indemnity or otherwise, arising from or related to this Agreement exceed the value of the actual compensation paid to ES Consulting pursuant to Section 2 above as of the date of the cause of action underlying such claim, loss or damage.

12. Governing Law; Dispute Resolution.

This Agreement and the rights and obligations of the respective Parties hereunder shall be governed by, and interpreted and enforced in accordance with, the laws of the State of North Carolina, except for those conflicts of law rules thereof that would require or permit the application of the laws of another jurisdiction. Upon demand of either Party, any dispute, claim or controversy arising out of, connected with or relating to this Agreement between or among Parties shall be resolved by binding arbitration in accordance with the then current Commercial Rules of the American Arbitration Association (including the expedited procedures and optional rules for emergency measures of protection thereunder) (the “Arbitration Rules”). All arbitration hearings shall be conducted in Raleigh, North Carolina. The arbitration shall be conducted by a panel of three persons selected as follows: each of Smart Online and ES Consulting shall select one person to act as arbitrator; and such arbitrators shall select a third arbitrator within thirty (30) days of their appointment; all in accordance with the Arbitration Rules. Each Party shall bear its own costs and expenses and attorneys’ fees, and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

13. Notices

Notices or other communications hereunder shall be in writing, and shall be deemed effectively given: upon personal delivery; upon confirmed delivery by facsimile or electronic email without notice of transmittal failure; on the third (3rd) day following delivery by a reputable overnight courier; or on the fifth (5th) day following mailing by registered or certified mail, postage prepaid; in each instance, addressed to the address set forth in the introductory paragraph hereof (or such other addresses so designated in accordance with this Section 14).

14. Miscellaneous.

This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective heirs, executors, administrators, personal representatives, and permitted successors and assigns. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signatures. No delay or omission by a Party to exercise any right or remedy accruing pursuant to any of the terms hereof shall impair any such right or remedy or be construed to be a waiver thereof A waiver by either Party of any of the covenants and agreements hereof shall not be construed to be a waiver of the future enforceability of such covenants and agreements or any other covenant or agreement herein contained. Any modification or amendment of any provision of this Agreement must be made in writing and signed by an authorized representative of each Party. This Agreement and the agreements described herein constitute and set forth the entire agreement and understanding among the Parties with respect to the subject matter hereof If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provision of this Agreement or the remainder of this Agreement as a whole. Neither Party will be liable for any delay or failure to perform resulting directly or indirectly from any causes beyond such Party’s reasonable control.

[Signature Page Follows]

IN WITNESS HEREOF, each of the undersigned executes this Agreement as of the Effective Date.

SMART ONLINE	ES CONSULTING
/s/Amir Elbaz	/s/ Robert M. Brinson, Jr.,
Name Amir Elbaz	Name Principal
Title Chairman of the Board	Title Robert M. Brinson, Jr.,

EXHIBIT A

Consulting Services

Without limiting the generality of the scope of Services described in Section 1(a) of the Agreement, ES Consulting shall:

1.	assist in the guidance of documentation, filings and IP management processes of Smart Online’s intellectual property;

2.	offer high-level support on HIPAA and Government technology compliance requirements;

3.	participate in industry standards and association initiatives and provide Smart Online with support regarding the results of the efforts of said initiatives;

4.
provide general assistance and info to assist the Company in its efforts to obtain security clearance for its personnel and secured facility clearance from the Department of Defense and other national security agencies; and

5.	other services as mutually agreed upon

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EXHIBIT B

BD Services

1) Sales

i)
Sales and sales revenues are defined as contract value for sales or licenses of Smart Online’s software platform, intellectual property, apps, custom development services, professional services, white labels, third party products or services, etc.

Smart Online will pay ES Consulting commissions on sales that ES Consulting and / or its Consultants have introduced, and assisted:

ii)
Including Smart Online’s sales from resellers, partners and white labels (“Company Partner Entities”) that were introduced and assisted by ES Consulting and / or its Consultants or where relationships or agreements with these Company Partner Entities were made with the assistance of ES Consulting and / or Consultants. ES Consulting will not receive commissions from Smart Online for sales by Company Partner Entities if ES Consulting has an agreement for compensation with said Company Partner Entities for ES Consulting to provide Company Partner Entities with BD Services.

iii)
Three and a half percent (3.5%) commission on quarterly sales to which cash has been collected, and subsequent annual (12 month) sales revenues (“Sales Commission”), where such sales resulted from efforts initiated by ES Consulting and / or its Consultants, whether closed without or with the assistance of Smart Online and regardless of being an Exclusive Entity or not. Such Sales Commission shall be paid within fifteen (15) business days after the end of each calendar quarter.

iv)
One and a half percent (1.5%) commission on quarterly sales to which cash has been collected, and subsequent annual (12 month) sales revenues (“Assistance Sales Commission”), where such sales resulted from efforts initiated by Smart Online but where Smart Online requests or requires assistance from ES Consulting and / or its Consultants and where ES Consulting and / or its Consultants provides assistance. Such Assistance Sales Commission shall be paid within fifteen (15) business days after the end of each calendar quarter.

2) Merger and Acquisition

a)
Smart Online will pay ES Consulting, M&A professional services fees (“M&A Fees”) on mergers and acquisitions in part or whole of the entity Smart Online, or its subsidiaries, assigns or successors or its / their intellectual property by entities or individuals introduced by ES Consulting and / or its Consultants or where Smart Online requests the assistance of ES Consulting and / or its Consultants and ES Consulting and / or Consultants agree to provide such assistance, and where ES Consulting and / or Consultants have assisted in facilitating the merger or acquisition.

b)	The M&A Fees shall be four percent (4%) of the total net consideration of any investment, merger or acquisition proceeds or equity value received by the Company.

i)	Net consideration shall be defined for this agreement as gross consideration less the reasonable costs of the investment, merger or acquisition transaction.

c)	Payment of any M&A Fees shall be made thirty (30) days after receipt of any net consideration in any transaction by the Company.

i)	Commissions shall survive termination of this agreement, but shall be limited to twenty four (24) months post termination.

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EXHIBIT C

REPRESENTATION TERMS

A. Scope of Representation. Subject to the conditions of removal as set forth in Sections B through D hereof, Company grants ES Consulting the (1) exclusive right to generate and assist on sales for the Company and the (2) exclusive worldwide right to provide professional services in the form of introductions, diligence, positioning, etc. to the Company in its seeking and acquiring investment or sale of part or whole of the Company and/or the company’s intellectual property from, (a) those Entities listed in Appendix A hereto and/or (b) those Entities approved by the Company, in writing, from time to time, via email from the Chairman of the Company or otherwise (each Entity added in accordance with this Section A(2b), (an “Added Entity”) ((A2a and A2b) are collectively referred to as the “Exclusive Entities” and the list of such Exclusive Entities shall be referred to as the “Exclusive Entities List”). The Company shall not unreasonably withhold such approval for suggested Added Entity upon request of ES Consulting. Company shall not approach Exclusive Entities without written consent of ES Consulting, and should Company be approached by an Exclusive Entity, Company shall notify ES Consulting in order for both Company and ES Consulting to determine the optimal strategy for pursuing the sales in order to prevent non-coordinated sales related activities being conducted by both entities that could negatively affect the sales opportunity. ES Consulting may request and Company will provide sales support, materials, sales engineers, demonstrations and other reasonable assistance in the performance of the sales efforts without resulting in the Exclusive Entities’ removal from the Exclusive Entities List.

B. Removal from Exclusive Entities List. Beginning on the Effective Date and on a continuous basis thereafter, Company shall have the right, upon notice to ES Consulting (such notice, a “Removal Notice”), to remove each Entity from the Exclusive Entities List to the extent that ES Consulting has not successfully generated revenue from such Exclusive Entity during the three (3) month period immediately preceding ES Consulting’s receipt of a Removal Notice (a “Removal for Non-Performance”). Notwithstanding the above, this Section B shall not entitle the Company to remove from the Exclusive Entities List any Entity with or to whom communication was made by ES Consulting or Consultants, directly or to contacts who have a relationship(s) with said Entity, within the three (3) months prior to the date of a Removal Notice and that ES Consulting shall, upon request by the Company, provide the date on which the communication was made and provide adequate assurances that such it is ES Consulting’s good faith belief that such communication is reasonably likely to result in an Sale for the Company; or where ES Consulting and / or Consultants have performed other a task(s) related the to Company’s BD and sales efforts regarding such entity and examples of such tasks include but are not limited to diligence, presentation preparation, entity or industry research, relationship modeling, proposals, etc. For the avoidance of doubt, in the event that the Company attempts to remove an Entity under this Section B that it is not entitled to remove by virtue of the preceding sentence: ES Consulting shall notify Smart Online and inform it as to the first date such Entity may be appropriately removed once that date can be reasonably ascertained.

C. Good Faith Dealings Regarding Exclusivity. In addition to the specific removal rights set forth in Section B above, the Company and ES Consulting shall work together in good faith to ensure that Entities which ES Consulting does not reasonably believe it will be able to generate revenue for the Company are released from the Exclusive Entities List upon the Company’s request for such release, which such request shall not be made unless the Company has a good faith belief that it would be able to better service the specific Entity directly. Notwithstanding anything to the contrary contained herein, any Entity from which ES Consulting has been able to secure at least $50,000 in annual contract value within the three (3) month period prior to Smart Online’s request for removal hereunder shall not be eligible for removal from the Exclusive Entities List under this Section

D. Removal of an Entity from the Exclusive Entities List shall not be construed as permission, approval or other right for Company to approach, communicate with, or otherwise interact with, directly or indirectly, the ESC Network. In order to assist Company in avoiding breach of Section 7(d) of this agreement, upon removal of an Entity from the Exclusive Entities List, ES Consulting shall provide Company with the name of the ESC Network individual(s) and / or entities who were involved in the sales efforts towards said entity. Provision of the ESC Network information in the previous sentence does not constitute permission, and Company shall remain subject to the terms, conditions and restrictions set forth in Section 7(d) of this agreement.

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Appendix A
Exclusive Entities List

Emory University
Time Warner
Boeing
Delta Airlines
3Ci
AT&T Business/iCloud
AT&T mHealth
UPS
FedEx
Juice Analytics
Spring Metrics
PepsiCo Americas
Emory University
UBS Americas
Tmobile
MD Helicopters
SnapOn
MassMutual
One Mind for Research
MagMutual
Billy Graham Foundation
Pillsbury Hotel Properties
Marine Corps Intelligence
Army Training Command — via Deputy Commanding General
PerdueGlobal
Whitehead Consulting
Ash Carter — Dep Sec Def
Joel Ledlow

EXHIBIT D

INTELLECTUAL PROPERTY BONUS

•
ES Consulting will be entitled to receive $100.00 for each patent filed for a Work and under which any of the Consultants are listed as an inventor (as such term is generally understood under U.S. law) either individually or jointly (the “Contributed Patent”); and

•
ES Consulting will be entitled to receive one half percent (.50%) of all gross revenues derived from Works, and to which cash has been collected, or any other Smart Online product, service and/or transaction (which incorporates or is based on a Contributed Patent (individually “Invention” or jointly “Inventions”)), for each Invention (the “Royalty”). ES Consulting will be entitled to receive the Royalty during the Term and for a period of four (4) calendar years after the termination of this agreement. Such Royalty shall be paid within fifteen (15) business days after the end of each calendar quarter.

The above entitlements shall be referred to herein as, the “Intellectual Property Bonus”.